Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ORCHARD REPORTS REVENUE INCREASE OF 4% IN THIRD
QUARTER 2009 AS COMPARED TO THIRD QUARTER 2008

Investor Conference Call Scheduled For
Friday, November 13, 2009 at 4:30 p.m. EST

New York — November 13, 2009 —The Orchard (NASDAQ: ORCD), a full service media company specializing in the distribution of music and video entertainment, today reported financial results for the third quarter of 2009.

Third Quarter Results
Revenues increased 4% from $14.6 million for the third quarter of 2008 to $15.2 million for the third quarter of 2009.

The Orchard’s gross profit margin was 26% in the third quarter of 2009, as compared to 32% in the third quarter of 2008.

Operating expenses for the third quarter of 2009, including an impairment charge for goodwill of $14.1 million and restructuring expense of $0.3 million, were $19.3 million.  Excluding impairment of goodwill and restructuring expenses, operating expenses were $4.9 million, in line with the corresponding period of 2008.

Due to the weakening of the global economy, which, among other factors, has contributed to our weaker than expected performance and a decline in our overall market value and declining digital media industry growth during 2009, The Orchard was required to perform an interim impairment test on its goodwill, resulting in the impairment charge.  The goodwill impairment charge is a non-cash item and does not affect the Company’s operations, cash flow or liquidity.

In addition, in the third quarter of 2009, the Company implemented a cost reduction program which included a 20% reduction of its salaried workforce.  This cost control measure resulted in a restructuring charge of $0.3 million.

The net loss for the third quarter of 2009 was $15.4 million or $2.47 per share.  Excluding the impact of the restructuring charges and non-cash charge for goodwill impairment, the third quarter non-GAAP net loss was $1.0 million or $0.15 per share.  A reconciliation of non-GAAP net loss to net loss is provided in the financial tables that accompany this release.  The Orchard’s net loss for the third quarter of 2008 was $0.1 million or $0.01 per share.

EBITDA for the third quarter of 2009 was a loss of $0.8 million compared with income of $0.3 million in the third quarter of 2008.  A reconciliation of GAAP net income to EBITDA is provided in the financial tables that accompany this release.

As of September 30, 2009, cash and cash equivalents were $4.7 million and the company had no debt. Net cash provided by operations for the nine months ended September 30, 2009 was $1.3 million, as compared to $0.4 million for the nine months ended September 30, 2008.

As of September 30, 2009, there were approximately 1.7 million music tracks available for sale, an increase of 33% from the same date in 2008 and an increase of 13% from June 30, 2009. During the third quarter of 2009, there were approximately 14.7 million paid downloads from The Orchard’s catalogue, an increase of 18% as compared to the corresponding period of 2008.

 Management Comment
“During the third quarter of 2009, we increased revenue from the same period last year, despite a significant slowdown in the digital media industry. We also increased our catalogue of available music tracks by 33% from the same period in 2008 and 13% from the second quarter of 2009. For the second consecutive quarter, we reduced operating cost excluding non-recurring charges. We are focused on continuing to grow our core business and create shareholder value,” said Brad Navin, the Company’s Interim Chief Executive Officer.

Further Financial Information
For further Company financial information, refer to the unaudited condensed consolidated statements of operations and unaudited summarized cash flow information attached to this release; the Quarterly Report on Form 10-Q for the Third Quarter of 2009, to be filed on November 13, 2009 with the Securities and Exchange Commission (the “SEC”), the Quarterly Report on Form 10-Q for the First Quarter of 2009, filed with the SEC on May 15, 2009, the Quarterly Report on Form 10-Q for the Second Quarter of 2009, filed on August 14, 2009, and The Orchard’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 30, 2009.

Investor Conference Call and Webcast
The company will host a conference call on November 13, 2009 at 4:30 p.m. EST to discuss its results and provide an update on the company. Presenting from the Company will be Interim Chief Executive Officer, Brad Navin, and Chief Financial Officer, Nathan Fong.

To participate in the call, interested parties are invited to dial 1 (800) 261-3417 for domestic callers or 1 (617) 614-3673 for international callers at least five minutes prior to the start time. The participant pass-code is 58681819. A live webcast of the call will be available on the Company's website at http://investor.theorchard.com.

A replay of the call will be available for one week, beginning one hour after the call ends by dialing 1 (888) 286-8010 for domestic callers or 1 (617) 801-6888 for international callers. The pass-code is 90965202. A replay of the webcast will also be archived on The Orchard’s website for at least fourteen days.

About The Orchard®
Headquartered in New York and London with operations in 25 markets around the world, The Orchard (NASDAQ: ORCD) is a full service media company specializing in the distribution of music and video entertainment.   Founded in 1997, the company is a global leader in digital marketing and distribution, driving sales across more than 730 digital storefronts and mobile carriers in 69 countries. Fostering creativity and independence, The Orchard enables labels, artists and rights holders to grow and monetize audiences globally. For further information please visit www.theorchard.com.

The Orchard is a registered trademark and The Orchard logo is a service mark of Orchard Enterprises NY, Inc. All Rights Reserved.

Forward Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance, such as the factors underlying The Orchard’s historical performance and the likelihood that these will result in similar future performance, The Orchard’s performance in 2009 despite a challenging macro-economic environment, the impact that new business areas that are being launched will have on future growth and management’s ability to control costs as revenues increase. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof and are based on our current views and assumptions. The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. These forward-looking statements involve a number of risks and uncertainties, certain of which are outside of The Orchard’s control, such as the growth of the digital music and video markets, the impact of the general economic recession and management’s ability to capitalize on our business strategy and take advantage of opportunities for revenue expansion, the outcome of, expenses associated with, or developments concerning, Dimensional's proposal to acquire all of our outstanding common stock not already owned by it or any litigation related to the proposal, the uncertainty for our employees, customers and other business partners resulting from Dimensional's proposal, which could adversely affect our business and financial results, and our ability to maintain the listing of our common stock on The NASDAQ Stock Market.  These and other factors that could cause actual results to differ materially from our expectations are detailed in The Orchard’s filings with the Securities and Exchange Commission, such as our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Use of Non-GAAP Measures

In addition to The Orchard’s condensed consolidated statements of operations and cash flow presented in accordance with GAAP, we present investors with the non-GAAP, net loss, non-GAAP net loss per share, and EBITDA.

Non-GAAP net loss and non-GAAP net loss per share excludes the non-cash charge for goodwill impairment and restructuring charges from GAAP net loss.

EBITDA consists of net income excluding the impact of the following: interest income, net; income taxes; depreciation; and amortization. Management believes EBITDA is a useful measure because it provides important supplemental information to management and investors regarding financial and business trends relating to The Orchard’s financial condition and results of operations and is useful to investors in their assessment of our operating performance and the valuation of our company.

The use of non-GAAP net loss and EBITDA should be considered in addition to, not as a substitute for or superior to, revenue and operating expenses provided by reported operating activities, net income, earnings per share, or other financial measures prepared in accordance with GAAP. In the financial tables of our earnings press release, The Orchard has included a reconciliation of EBITDA to GAAP net income, non-GAAP net loss to GAAP net loss, and non-GAAP net loss per share to GAAP net loss per share.

The Company recorded restructuring charges and a non-cash goodwill impairment charge in the third quarter of 2009.  These charges have not occurred frequently and the Company believes that excluding these charges will provide investors with a basis to compare the Company’s core operating results in different periods without this variability.

CONTACTS:
Financial Inquiries
Nathan Fong
212-300-2824
EVP & Chief Financial Officer
nfong@theorchard.com

or

Press Inquiries:
Ed James
Cornerstone PR
212 652 9295
ed@cornerstonepromotion.com

or

Investor Relations:
IR@theorchard.com

THE ORCHARD ENTERPRISES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	September 30,
	2009	2008
	(unaudited)

REVENUES	$15,169,437	$14,624,068

COSTS OF REVENUES	11,262,041	9,975,959

GROSS PROFIT	3,907,396	4,648,109
Gross profit margin	26%	32%

IMPAIRMENT OF GOODWILL	14,113,522	-
RESTRUCTURING EXPENSE	312,008	-
GAIN FROM DISPOSAL AND WRITEDOWN OF PROPERTY AND EQUIPMENT	(23,870)	-
OPERATING EXPENSES	4,875,390	4,878,805

LOSS FROM OPERATIONS	(15,369,654)	(230,696)

OTHER INCOME (EXPENSE):
Interest income	1,384	21,846
Interest expense	(20,000)	-
Other income	8,115	150,000
Total other income (expense)	(10,501)	171,846

NET LOSS	$(15,380,155)	$(58,850)

Net loss per share - basic and diluted	$(2.47)	$(0.01)

Weighted average shares outstanding - basic and diluted	6,228,184	6,296,170

THE ORCHARD ENTERPRISES, INC.

SUMMARIZED CASH FLOW INFORMATION

	For the Nine Months Ended
	September 30,
	2009	2008
	(unaudited)

NET CASH FLOWS PROVIDED BY (USED IN):
Operating activities	$1,327,548	$360,794
Investing activities	(1,088,248)	(7,549,113)
Effect of exchange rate changes	(64,848)	23,852

INCREASE (DECREASE) CASH AND CASH EQUIVALENTS	174,452	(7,164,467)

CASH AND CASH EQUIVALENTS - Beginning of period	4,521,027	10,636,618

CASH AND CASH EQUIVALENTS - End of period	$4,695,479	$3,472,151

THE ORCHARD ENTERPRISES, INC.

RECONCILIATION OF GAAP NET LOSS TO EBITDA

	For the Three Months
	Ended September 30,
	2009	2008
	(unaudited)

Net loss in accordance with GAAP	$(15,380,155)	$(58,850)
Add (deduct) adjustments:
Interest income	(1,384)	(21,846)
Interest expense	20,000	-
Depreciation and amortization	469,139	406,301
Impairment of Goodwill	14,113,522	-

EBITDA	$(778,878)	$325,605

THE ORCHARD ENTERPRISES, INC.

RECONCILIATION OF NON-GAAP NET LOSS TO REPORTED NET LOSS

	For the Three Months
	Ended September 30,
	2009	2008
	(Unaudited)

Reconciliation of non-GAAP income:
Net loss excluding restructuring and non-cash charge for goodwill impairment	$(954,625)	$(58,850)
Charge for goodwill impairment	(14,113,522)	-
Restructuring charges	(312,008)	-
Net loss in accordance with GAAP	$(15,380,155)	$(58,850)

Weighted average shares outstanding - basic and diluted	6,228,184	6,296,170

Reconciliation of non-GAAP EPS:
Net loss per share excluding restructuring and non-cash charge for goodwill impairment	$(0.15)	$(0.01)
Charge per share for goodwill impairment	(2.27)	-
Restructuring charges per share	(0.05)	-
Basic and diluted loss per share	$(2.47)	$(0.01)